UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

current report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2012

NEWBRIDGE BANCORP

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-11448	56-1348147
State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1501 Highwoods Boulevard, Suite 400, Greensboro North Carolina	27410
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 369-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into Material Definitive Agreement

On November 1, 2012, NewBridge Bancorp (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with 22 separate purchasers, including certain officers and directors of the Company (each an “Investor,” and collectively, the “Investors”), pursuant to which the Investors will invest an aggregate of $56 million in cash in the Company through direct purchases of newly issued Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”). The investments in the Series B Preferred Stock and the Series C Preferred Stock shall collectively be referred to herein as the “Investments” or the “Preferred Stock”. A press release announcing the signing of the Purchase Agreements and the other matters disclosed herein is attached to this filing as Exhibit 99.1 and incorporated herein by reference.

The Company presently expects the sale of the Preferred Stock, which is subject to certain customary closing conditions, including the receipt of customary regulatory approvals and determinations, to close during the fourth quarter, 2012 (the “Closing”). At Closing, the Company will issue an aggregate of 424,435 shares of Series B Preferred Stock and 140,217 shares of Series C Preferred Stock.

Each of the Series B Preferred Stock and the Series C Preferred Stock is a new series of the Company’s preferred stock, and is non-voting other than customary limited voting rights with respect to matters significantly and adversely affecting the rights and privileges of the applicable series of Preferred Stock. With respect to dividend rights and rights on liquidation, winding up and dissolution, both series of the Preferred Stock will rank (i) on parity with the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) senior to the Company’s common stock, par value $5.00 per share (the “Common Stock”). Each series of the Preferred Stock has a liquidation preference of $100 per share.

Each share of the Preferred Stock will receive cumulative dividends as follows: (i) five percent (5%) for a period of six months following issuance, (ii) six percent (6%) for the next six months, (iii) seven percent (7%) for the next six months, and (iii) eight percent (8%) thereafter. If the Preferred Stock is converted to Common Stock (as described below) within the first six month period, no dividends will be owed or paid on the Preferred Stock.

The preferences, limitations, and relative rights of the Series B Preferred Stock and the Series C Preferred Stock will be set forth in Articles of Amendment and Certificate of Designation that will be filed prior to the Closing with the Secretary of State of the State of North Carolina (the “Articles of Amendment”). The Articles of Amendment are attached to this filing as Exhibit 3.1 and are incorporated herein by reference.

Pursuant to the Purchase Agreements, the Company will seek the approval of its shareholders at a Special Meeting of Shareholders expected to be held in the first quarter of 2013 for (i) an amendment to the Company’s Articles of Incorporation (the “Common Stock Articles of Amendment”) to (a) increase the number of authorized shares of the Company’s common and preferred stock, and (b) establish two separate classes of common stock, with all issued and outstanding shares of Common Stock becoming voting “Class A Common Stock”, and the creation of a new class of non-voting common stock designated “Class B Common Stock”, and (ii) the issuance of shares of Class A Common Stock in connection with the conversion of the Series B Preferred Stock, and shares of Class B Common Stock in connection with the conversion of the Series C Preferred Stock, for purposes of NASDAQ Marketplace Rule 5635 (collectively, the “Shareholder Approvals”). The Common Stock Articles of Amendment are attached to this filing as Exhibit 3.2 and are incorporated herein by reference.

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Following receipt of the Shareholder Approvals and the filing of the Common Stock Articles of Amendment with the Secretary of State for the State of North Carolina, the Series B Preferred Stock will automatically convert into Class A Common Stock, and the Series C Preferred Stock will automatically convert into Class B Common Stock, in each case at a conversion price of $4.40 per share of common stock, subject to customary anti-dilution adjustments.

In connection with the Investments, subject to satisfaction of all legal, regulatory, securities listing and governance requirements, one Investor will be entitled to nominate a director (the “Designated Director”) to serve on the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), and appoint an observer to attend meetings of the Board and the Bank Board in a non-voting “observer” capacity. With respect to each annual meeting of shareholders following the Closing, subject to satisfaction of all legal, regulatory, securities listing and governance requirements and for so long as such Investor beneficially owns at least 4.9% of the Company’s outstanding shares of Class A Common Stock on an as-converted basis, the Designated Director shall be nominated by the Nominating Committee of the Board to serve on the Board and on the Bank Board.

No Investor will own more than 9.9% of the Company’s voting securities (or securities that convert into voting securities in the hands of such Investor) on an as-converted basis.

The Company intends to use the proceeds from the Investments (a) for capital purposes of its wholly-owned subsidiary, NewBridge Bank (the “Bank”), to support the Bank’s disposition of selected classified and non-performing assets in accordance with the Bank’s asset disposition plan, (b) to repurchase the preferred stock and the warrant issued to the U.S. Treasury through the Troubled Asset Relief Program, and (c) to support the operations of the Company and the Bank.

Pursuant to the Purchase Agreements, the Company and the Investors also entered into Registration Rights Agreements, which provide the Investors with certain registration rights with respect to the Preferred Stock and the shares of Class A Common Stock and Class B Common Stock into which the Preferred Stock converts (the “Underlying Shares”). Among other things, the Registration Rights Agreements require the Company to file a resale registration statement, or statements if necessary, with respect to the Preferred Stock and the Underlying Shares within 30 days following the Company’s receipt of the Shareholder Approvals.

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The foregoing description of the Articles of Amendment, the Common Stock Articles of Amendment, the Purchase Agreements and the Registration Rights Agreements is a summary and does not purport to be a complete description of all of the terms of such documents and is qualified in its entirety by reference to such documents, which are attached hereto as Exhibits 3.1, 3.2, 10.1 and 10.2, respectively. The Purchase Agreements and the Registration Rights Agreement include representations and warranties each party has made to the other. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules the parties delivered to each other when they executed the Purchase Agreements and the Registration Rights Agreements. Certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders and investors, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise, and investors should not rely on the representations and warranties for any other purpose.

Item 2.02. Results of Operations and Financial Condition

On November 1, 2012, the Company issued a press release announcing earnings for the three and nine months ended September 30, 2012. A copy of the press release is attached to this filing as Exhibit 99.1 and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 1.01 hereof concerning the Investments is incorporated herein by reference. The shares of Preferred Stock to be issued and sold in the transactions described in Item 1.01 were offered and will be sold by the Company in reliance upon an exemption from registration pursuant to Rule 4(2) of the Securities Act of 1933, as amended.

FIG Partners, LLC and Keefe, Bruyette & Woods, Inc. served as Placement Agents with respect to the Investments, and will receive compensation of $2,612,500 in the aggregate due upon the Closing.

Additional Information

In connection with certain matters related to the Investments, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to the Shareholder Approvals. The Company will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement with regards to certain matters related to the transaction described in Item 1.01 when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or from the Company’s website at www.newbridgebank.com.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to the transactions described in Item 1.01. Investors may obtain additional information regarding the interest of Company’s executive officers and directors in the contemplated transaction by reading the proxy statement regarding the matters related to the transactions described in Item 1.01 when it becomes available.

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Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, successful completion of the capital raise described above, receipt of customary regulatory approvals and determinations referenced above, receipt of the shareholder approval referenced above, the financial success or changing conditions or strategies of the Company’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
3.1	Form of Articles of Amendment to Designate the Terms of the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock.
3.2	Form of Common Stock Articles of Amendment
10.1	Securities Purchase Agreement
10.2	Registration Rights Agreement
99.1	Press release of NewBridge Bancorp dated November 1, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2012	NEWBRIDGE BANCORP By: /s/ Ramsey K. Hamadi Ramsey K. Hamadi, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Form of Articles of Amendment to Designate the Terms of the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock.
3.2	Form of Common Stock Articles of Amendment
10.1	Securities Purchase Agreement
10.2	Registration Rights Agreement
99.1	Press release of NewBridge Bancorp dated November 1, 2012.

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